Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199748 on Form S-8 of our report dated March 13, 2015, relating to the consolidated and combined financial statements of Halyard Health, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Halyard Health, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Atlanta, Georgia
March 13, 2015